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                                                                                                          EXHIBIT 12


                                             Linens 'n Things, Inc. and Subsidiaries
                                                     Computation of Ratio of
                                                    Earnings to Fixed Charges
                                   ($ in thousands, except Ratio of Earnings to Fixed Charges)



                                                           1998           1997         1996         1995           1994
                                                           ----           ----         ----         ----           ----
NET EARNINGS
Net income (loss)....................................     $38,062       $25,790      $15,039      $    (34)    $ 17,198

Income taxes.........................................      23,843        18,704       10,952         1,108       11,874

Interest expense, excluding capitalized interest.....         594         1,405        4,692         7,059        3,170

Portion of rents deemed representative
   of interest factor (1/3)..........................      27,819        23,271       17,774        12,946        9,504
                                                          -------       -------      -------      --------     --------
                                                          $90,318       $69,170      $48,457      $ 21,079     $ 41,746
                                                          =======       =======      =======      ========     ========
FIXED CHARGES
Gross interest expense...............................     $   774       $ 1,574      $ 4,692      $  7,059     $  3,170

Portion of rents deemed representative
   of interest factor (1/3)..........................      27,819        23,271       17,774        12,946        9,504
                                                          -------       -------      --------     --------     --------
                                                          $28,593       $24,845      $22,466      $ 20,005     $ 12,674
                                                          =======       =======      ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                           3.16          2.78         2.16          1.05         3.29
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